Exhibit 99.1

Hemispherx Announces Award of 2009 Executive Bonuses

Philadelphia, PA – February 11, 2010 – Hemispherx Biopharma, Inc. (NYSE Amex: HEB) (the “Company”), announces that the Board of Directors of Hemispherx Biopharma, Inc. has approved the recommendations of the Compensation Committee to award bonuses to officers and key executives for performance in relation to their attainment of 2009 of Company-wide goals as well at their achievements in individual goals and responsibilities.

The Compensation Committee and Board of Directors reviewed the individual achievements of each bonus eligible individual, along with their contribution towards meeting corporate goals established in May 2009, and determined that bonuses were justifiable based on significant progress made in terms of:
1.	Attainment of favorable FDA response to utilize a subcontractor for the manufacture of Ampligen®;
2.	Continued development and study of Ampligen® as an adjuvant potentially enhancing the effectiveness of vaccines against microbial infection;
3.	Success in the protection of Company intellectual property;
4.	Continued development of Alferon® LDO; and
5.	Maintaining the overall financial strength of the Company and operations consistent with the Board approved budget.

As a result of their review, the Compensation Committee has recommended and Board of Directors approved the award of bonus to Dr. William Carter, Chairman & CEO ($182,772), Charles Bernhardt, CFO & Chief Accounting Officer ($44,000), Dr. David Strayer, Medical Director ($44,306) and Wayne Springate, V.P. of Operations ($33,000) and certain others.

About Hemispherx Biopharma

Hemispherx Biopharma, Inc. is an advanced specialty pharmaceutical company engaged in the manufacture and clinical development of new drug entities for treatment of seriously debilitating disorders. Hemispherx’s flagship products include Alferon N Injection® (FDA approved for a category of sexually transmitted diseases) and the experimental therapeutics Ampligen® and Alferon® LDO. Ampligen® is an experimental RNA nucleic acid being developed for globally important debilitating diseases and disorders of the immune system. Hemispherx’s platform technology includes large and small agent components for potential treatment of various severely debilitating and life threatening diseases. Hemispherx has an extensive number of patents comprising its core intellectual property estate and a fully commercialized product (Alferon N Injection®). The Company wholly owns and exclusively operates a GMP certified manufacturing facility in the United States for commercial products. For more information please visit www.hemispherx.net.

Contact:
Hemispherx Biopharma, Inc.,
Dianne Will, Investor Relations
(518) 398-6222, Fax: (518) 398-6369

HEB's Web Site: www.hemispherx.net

Information contained in this news release other than historical information, should be considered forward-looking and is subject to various risk factors and uncertainties. For instance, the strategies and operations of Hemispherx involve risk of competition, changing market conditions, change in laws and regulations affecting these industries and numerous other factors discussed in this release and in the Company’s filings with the Securities and Exchange Commission. Any specifically referenced investigational drugs and associated technologies of the Company (including Ampligen® and Alferon® LDO are experimental in nature and as such are not designated safe and effective by a regulatory authority for general use and are legally available only through clinical trials with the referenced disorders. The forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements. Clinical trials for other potential indications of the approved biologic Alferon N Injection® do not imply that the product will ever be specifically approved commercially for these other treatment indications.